EXHIBIT 99.2

Terra Tech Corp (OTCQX:TRTC) Q1 2019 Earnings Conference Call May 9, 2019 4:30 PM ET

Company Participants

Philip Carlson – Investor Relations

Derek Peterson – Chairman and Chief Executive Officer

Mike James – Chief Financial Officer

Conference Call Participants

Philip Carlson

Good afternoon and welcome to Terra Tech’s First Quarter 2019 Financial Results Conference Call. A replay of this call will be available at www.smallcapvoice.com and it will be archived on the Investors Relations section of the Terra Tech website.

Before we begin, please let me remind you that during the course of this conference call, Terra Tech’s management may make forward-looking statements. These forward-looking statements are based on current expectations that are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations.

These risks are outlined in the risk factors section of the SEC filings. Any forward-looking statements should be considered in light of these factors. Please also note, as a Safe Harbor, any outlook we present is as of today and management does not undertake any obligation to revise any forward-looking statements in the future.

With me on the call today are Mr. Derek Peterson, Terra Tech’s Chairman and Chief Executive Officer; and Mr. Mike James, Chief Financial Officer.

With that, I would now like to hand the call over to Derek Peterson. Derek, please go ahead.

Derek Peterson

Hey, Phil, thank you very much and thank you for everybody for taking the time to attend our call today. Coming off of our K, we outlined a pretty broad objective for 2019 from a corporate standpoint. So I want to spend some time on that.

1

2018, as many of you know, is a particularly challenging year for us. But like I said, we entered 2019 with a clear set of objectives and we want to report today. We’ve made some pretty material progress towards achieving those goals just in Q1 alone this year. And I’m going to spend a little bit of time on this because for me it’s really important that everybody understands what we’re really trying to engineer in terms of the company. This is going to be a very transformative year for us to get kind of right sized and back on track and focus on a market that we think has significant upside that being California.

So as a reminder on our last call, we outlined our new strategy, reduce the gap between the company’s true intrinsic value and the market cap that trade today in the public market. That’s one of the biggest frustrations or I would say the biggest frustration for our shareholders, our management included is the dislocation between what we believe our true intrinsic value from a permit standpoint and an operating business standpoint if we were to liquidate everything in the company today versus where it trades.

And so over the year we want to make sure that we’re doing strategic things that not only showcase the value dislocation that’s taking place, but make significant changes in the balance sheet, changes in the asset profile that will help us further upsize what we believe are true intrinsic value is internally.

Our strategy essentially was to identify some locations as well as non-core, non-operating permits that can generate non-dilutive capital for the company. These assets can be sold and reinvested in strategic locations to produce a better return on investment for our shareholders.

For example, what we’re essentially trying to do is if we have an asset that we could sell for $10 that’s yielding us $2 and go buy something else for $7, that’s yielding us $4. That’s what we’re trying to do, is arbitrage the value of our footprint right now. And then again, consolidate and focus on some markets that we think have significant upside, and again, California, we believe being the fifth largest economy in the world is one of those environments for us to focus on throughout the year.

As you saw this morning, which we’ll talk about in a bit, we were able to conduct a singular transaction that was the first step on this kind of arbitrage rebalancing in the company’s portfolio at the end of the day.

So those of you that weren’t part of the 10-K call, I want to go back over the four main objectives that we’re going to be focusing on for 2019; first and foremost, increasing gross margin to a minimum of 45%. For 2018 and for 2017, we had a really challenging couple of years as far as gross margin and operating profit were concern. So a tremendous amount of effort and energy has been gone to right sizing our – the way we conduct our business at retail. And now that we’re entering the wholesale market, again, make sure we have that that gross margin integrity that we need to get the company to where it needs to be at the end of the year.

2

So increasing gross margin to a minimum of 45%, meaningful EBITDA improvement across the board throughout the entire year quarter-over-quarter. And one of these other big significant ones is it is obviously increasing the revenue of the company and the growth rate of the company while we’re going through this arbitrage and rebalancing.

So while we’re kind of battening down the hatches, if you will, we don’t want to ignore growth either. So we have a tremendous amount of permits right now that had been under development, some that have come online in Q1 that are going to now begin to be accretive in Q2 and Q3 as we go on. But one of the big focuses for us for 2019 is to hit that run rate of $63.3 million over the course of the year. We think we’re going to be able to achieve that sometime in Q4.

Where is that going to come from? So if you take kind of our base revenue for last year, $31.3 million revenue, not factoring any organic growth off of that at all, and know that any asset that we liquidate, that’s generating revenue, we’re going to rebuy that revenue for hopefully $0.60 or $0.70 on the dollar at the end of the day. So again, whatever we lose and whatever we migrate away from a transactional standpoint, we will replace that core base of revenue.

In addition to that, we have a handful of assets that have come online, are almost coming online and that will be online coming into Q3 and Q4 of this year. First and foremost, one of our big projects Blüm in Santa Ana, we’ll talk about that a little bit more in a bit, but we’re opening up a new retail store in a very high traffic area and that retail stores on a three acre parcel that we’re going to be turning into a large scale cannabis campus that will have an event facility associated with it and multiple avenues to be able to capture revenue on top of just the revenue that’s coming out of the retail division.

We believe that facility alone, we’ll do about $10 million a year. That’s a very conservative estimate considering the population density in Orange County or considering Santa Ana has limited licensing and considering all the peripheral cities around Santa Ana, like Laguna Beach, Newport Beach, Irvine, et cetera and so forth, have no legalization and have no retail dispensary. So we think that upside from there is significant, but we’re putting a very conservative model around that at $10 million.

3

In addition, we think Blüm San Leandro will be a $5 million full run rate. As many of you know, we’ll talk about that in a bit. We got adult use legalized there as well and the city worked with us from a regulatory standpoint to pass the adult use. So we’re no longer just medical at that facility, we are now selling adult use and we saw a nice pickup in revenue from day one and we think we’re going to continue to experience a ramp for the remainder of the year, so $10 million out of Dyer, $5 million out of Blüm San Leandro.

Hegenberger cultivation, one of the things we were waiting on there on top of some significant building improvements that we had to make to shore up the foundation to support the weight associated with a growth facility was increasing the power from the utility there. So we had to run new electrical there, bigger output from the city and that took a long time. Those SKUs take anywhere from six months to a year. We fortunately got it done in a decent amount of time and they’re doing that upgrade actually starting today, should be done over the next few days.

After that we’ve got maybe 60 more additional days to finish that facility off and then go through the state and in city application admin process. So we should have that facility up and running shortly. We put it a $3.5 million revenue target on that at a very – that factors a very low yield and a $1,800 a pound price modality for indoor. We think that’s extremely conservative from a modeling standpoint, we stand behind that number as well.

The West Grand cultivation, which is the cultivation that’s essentially attached to the Blüm retail store, that one is back up and running during Q1 that when we’ve estimated about $2.5 million of revenue coming out of there under the same inputs that we use for Hegenberger, conservative inputs in terms of yield and conservative inputs in terms of price per ounce, price per gram, price per pound.

The Nevada cultivation, again, we’re in full bloom there. No pun intended, but that one we got up and operating in Q1 with our partner, NuLeaf out of the Nevada marketplace. We believe that’s about $4.5 million run rate coming out of there, again, conservative inputs, conservative modeling associated with that number. And so far we’ve been exceeding our yield expectations. We’ve got some great partners with the team there that have long experience cultivating and we were able to leverage that experience and get not only a high quality product but significant yield per light that outpaced what we were expecting from a modeling standpoint.

So $4.5 million we expect out of the Nevada cultivation over the year from a run rate standpoint. And then now that we’ve gotten adult use to have the manufacturing facility, we’re now able to start producing the oils, the concentrates, the cards, and the other consumables for distribution, not only to our retail stores, new lease retail stores, but other retail stores within the Nevada market place. We’ve done an estimate of a run rate of about $3.5 million out of that facility. I think it’s extremely conservative from a modeling standpoint.

4

And then we added a couple other sections that we’re going to be focusing on this year. We’re going to have some announcements coming up in the not too distant future about these two areas of business and how we’re rolling these out and how we intend to capture additional revenue.

The first one is special events. There’s a tremendous amount of special event opportunities throughout California marketplace from concerts to street beers to First Fridays, you name it. Many of these events are going to begin to allow cannabis garden similar to beer gardens. So we’ve applied to the exhibition license. We have the ability to set up pop up dispensaries at these different events throughout the year. And we’re just working from a political standpoint to start to work with these different event organizers to socialize the ideology of doing some sort of a pop up experience from a dispensary standpoint to increase revenue as a company throughout the year.

So we have got a lot of conversations going and a lot of different jurisdictions around making sure we can get our name and pop up dispensaries at these different experiences throughout the California marketplace. Great opportunity for branding, great opportunity for sales, great opportunity to get our products out there in the marketplace.

We’ve estimated as of – just $1 million coming from that segment over the course of the year, which again I think is a very conservative input. And then in addition to that, one of the things we’re actually mostly excited about is the delivery model. We’re going to be launching a beta here in the not too distant future in Southern California and then we want to roll that out through all the markets that we’re working in.

Delivery, we think is going to have significant upside from a revenue standpoint. There’s little CapEx associated with that. We already have the permits. There’s no major expense allocated other than marketing and the vehicles and a little bit of staffing. It’s basically an extension of our brick and mortar retail facilities and we thought that Southern California was the right place to move into first and foremost, because of this fact that there’s such scarcity for licensing and all the jurisdictions down here.

We have millions of billions of people from a population standpoint. Over 50 million people that travel into the beach cities over the course of the year and we want to make sure we have the ability to capture that. Brick and mortar isn’t going to do the job, so we’re putting a significant amount of energy into developing a very heavily branded delivery model and delivery presence in some of these key markets in California.

5

We’ve estimated $2 million coming out of that segment for the course of the year. So Dyer $10 million, San Leandro $5 million, Hegenberger cultivation $3.5, West Grand or the Blüm cultivation $2.5 million, Nevada cultivation $4.5 million, Nevada manufacturing $3.5 million, delivery $2 million and special events $1 million, and that aggregates to about $63.3 million in revenue run rate. We again think all of this will be online throughout Q2, Q3 and Q4 different stages, and again, the inputs that we utilized here are very conservative, any asset that we sell or replace the revenue for a less cost than the asset that we sold. And none of this quantifies any particular acquisition that we may make along the way. And we are in a handful of discussions for potential creative acquisitions, not only in Nevada, but in California as well.

So that is the second most – one of the most important – third most important point, so again, increasing gross margin of 45%, meaningful EBITDA improvement achieving $63.3 million revenue run rate by Q4 2019. And another extremely important point that we’re focusing on this year is to cease accessing the capital markets at the end of the first half of 2019.

Our estimates, we believe we’re going to bring in somewhere between $40 million, $50 million of proceeds into the company through these non-core assets and underperforming assets sales. And then we’re going to reallocate some measure of that to recoup the revenue that we’ve lost by moving these assets off of the company’s operations.

So we believe we’ll still be left with a tremendous amount of cash at the end of the day that we don’t need to rely on the capital markets. We don’t need to go out and issue additional shares anymore and we can start to manage dilution and focus on upside for our shareholders. Again, we’re not trying to be the biggest, but we’re trying to be one of the healthiest out there at the end of the day.

So with that little snapshot, I want to jump over to the quarterly results. For the quarter, first quarter for 2019, our revenue was approximately $7.4 million compared to approximately $8.6 million for the first quarter ended March 31 of 2018, a decrease of $1.3 million. That decrease was primarily due to the significant level of taxes that the state of California, excuse me, placed on cannabis sales, which depressed the overall legal cannabis market.

6

The regulation in California was a huge overhang for most operators in the space in 2018 and it was a boon for the black market. Now things are starting to shift. Municipalities are starting to look at reducing tax rates, allowing the industry a chance to get a foothold, enforcement activity at the local level as well as the state level is starting to increase. And I think over 2019 we see some progress there, and I think in 2020 we see a tremendous amount of progress at the end of the day.

So that’s essentially what accounts for. I think that there was a significant migration of a lot of business back to the black market. A lot of the jurisdictions in California still have gray market, retail shops with signages and advertisements on Weedmaps and ads in the papers out there. Some municipalities are quick to shut them down, some are, take a long time to shut them down. The states working on some objectives, but at the end of the day, I think we see some progress moving into the end of the year.

There’s a significant interest from the states and the tax collecting authorities to right size this to make sure they’re getting their full value tax and they’re not doing that because the gray market is sucking a significant amount of that business out. But again, I think it gets healthier over time and I think we’re well positioned to be able to focus on some top line organic increases at the same store level.

So that’s one of our objectives this year is just continue to market aggressively and continue to capture the same store sales increases that we’re looking for in those types of things. So we’ll keep everybody abreast of that as the year goes on from an enforcement activity standpoint, but that was one of the biggest catalysts for the top line issue out of the gate.

More importantly, what we’re really excited to see is a significant improvement in gross margin. As I said, one of our points was to increase gross margin to a minimum of 45%. We were able to hit the ball out of the park for Q1 to the 55% levels. So, and again, I want people to understand we had very minimal activity in the wholesale quarter in Q1. We had a little bit of cultivation coming – revenue coming out of the Nevada market place, but most of the wholesale activity that was offline for 2018 was still offline for Q1 2019. All the cultivation of manufacturing facilities are going to start hitting Q2, Q3 and then aggressively in Q4 as well. So people can understand kind of the timeline associated progressing through the strategic model.

So, again, as I said, gross margin for the quarter was 54.4%. We’re extremely pleased with that. It was compared to 36.2% for the first quarter ended March 31 of 2018. The increase in gross margin was due to operational improvements across both the cannabis segment as well as the Edible Garden segment.

7

The net loss reduced to approximately $5.1 million or $0.05 a share compared to a loss of $12.2 million or $0.19 a share for the first quarter ended March 31, 2018, another nice improvement that we experienced over the quarter. Shareholder equity went from $95 million to $115 million. That’s an increase of $20 million. Results are trending in the right direction.

So Q1 was our first step, this first asset liquidation that we did this morning was step number one, right sizing the gross margin in Q1 was step number two. We’re able to achieve those two things we’re really excited about. And again, over the next 30, 45 days, I think you’re going to see a tremendous amount of additional progress in both the arbitraging of the company’s operations, the utilization of the non-core – non-operating permits to turn into cash so that we can start to begin to soften our load in the equity markets coming into the end of Q2 at the end of the day.

So let’s jump from the quarter and let’s go into a couple of operational updates. I know I went into that a little bit when we went through the list of revenue run rates for 2019, but let’s do a little bit of a deeper dive by starting with California. The West Grand Avenue cultivation facility, that’s the newly renovated feet and facility. Features upgraded power capacity that allows for more output, larger vegetation room to support the cultivation of a greater variety of cannabis strains.

The rooms are redesigned to incorporate better environmental controls than we had before. So we made sure that when we had to shut down or rebuild for the new regulations that we made the facilities more productive and more efficient. This particular facility is equipped with 112 high pressure sodium light bulbs, 28 per room capable of flowering about 1,120 pounds of cannabis per year. We also have 18 led flowering lights that allow for more efficient environmentally sustainable cultivation. After we start perfecting that led light growing model, we’re going to aim to replace all the lights inside the facility for 100% led. Again, reduces your cost to goods and contributes to gross margin expansion, which is one of our primary focuses right now.

We indeed anticipate this being fully operational, received from the licensing. Again, we received all of our licensing there. We need final licensing from the state, but in the interim we are up and operating under our temporary licensing. So we are starting to pull yields out of that facility. So we’re pretty excited about the genetics and the opportunity to play with the different strains and hybridizations out of that facility to produce additional IVXX products that we can now push through other retail stores throughout 2019.

So that’s West Grand. That is the facility that’s attached to the Blüm retail store in downtown Oakland. South of there by the airport, we have the Hegenberger facility. As I mentioned, we’re getting our power upgrade finally. And then we have about 45 to 60 days of additional construction and finishing out of that facility. And then we put in our final applications at the state and city level and then it’s just an admin process at that point and we’ll keep everybody abreast of the progress there.

8

That facility is a top-tier facility as well; capable of producing somewhere between 2,000 and 2,500 pounds of high quality indoor product on an annual basis as well. That facility coupled with the – the facility attached to the Blüm retail store going to enable us to ramp production for our IVXX or IVXX premium wholesale cannabis brands in California. So as a reminder, as I said earlier, we basically had none of that activity last year and very little of that activity in Q1. More of it will be coming online in Q2, more in Q3, and then again by Q4 we’ll have everything in full bore, which we’re excited about.

Jumping over to a little bit South there; Blüm San Leandro, as everybody knows, in January we opened this particular retail stores and medical-only market. It was the first medical dispensary to open its doors. We were actually the last permit issued in San Leandro and the first store to open. So we’re pleased with having a captive audience there to start to build brand adherence and brand recognition in the San Leandro marketplace. We’ve got a great consistent medical foot traffic there and we’ve had to turn away a significant number of adult users over 200 a week on average at that facility in January. But fortunately, city council passed an amendment there to the regulations allow for adult use.

On May 2, we received approval and we’ve started adult use sales there just shortly after that. And like I said earlier, we’re pleased to say that we’ve had an uptick and starting to experience a ramp and traffic. And I think as more and more people understand that are South of San Leandro that have been going to either Oakland or San Jose, that they have a stop very close to them from Hayward and wherever else. They have location that serves the adult use market. So word’s starting to get out. We’re starting to aggressively market and we think we’re going to experience a significant ramp there over the remainder of the year.

Jumping down to Santa Ana, as I said you before, we’re in development of our retail facility down there. Our expectation is that’s finished in the October timeframe. We’re going to be built – pulling building permits. We’ve been going through planning with the city. It’s a pretty big project and again, not only are we building a retail, a pretty amazing retail facility there, it’s on a three acre parcel.

9

So we’re developing the outside area into an event symposium that we can bring in, summer concert series, movie nights, themed events, basically an area to congregate, to build brand recognition for cannabis. And then have the ability to not only monetize in a different fashion over and above retail, but it’s an excellent opportunity for us to collaborate with other brands and other musical artists and that type of thing to get this facility to a place where it becomes a destination area.

Fortunately, Santa Ana and Anaheim are home to some major destination attractions. We have Disneyland, we have Knott’s Berry Farm, we have water parks, et cetera and so forth, which is why get the 50 something million people traveling here on an annual basis. We think this facility will get national recognition the way that we’re building this out, and I think it will become a destination spot the way that we’re putting this together and some of the acts and some of the venues we’re aligning ourselves with this location.

So we’re really excited about Santa Ana. We’ll have the retail dispensary upcoming into Q4 and I think we’ll get a great ramp there. The traffic and visibility at this location and the parking available, I feel is the best in the entire southern California marketplace. So we’re really excited to see what the performance is coming out of there, it looks like floating into the end of the year.

So let’s jump over to Nevada. As I mentioned earlier, we’re embarking on a fundamental restructuring strategy. In this morning we announced we entered into an agreement with Picksy LLC. That’s a Nevada limited liability company, who are selling our Blüm Desert Inn dispensary for $10 million. Selling this Nevada asset is aligned with the strategy to leverage the assets on our balance sheet to fuel additional growth.

The valuation of Desert Inn Road location has increased significantly since we opened the dispensary by selling this location, we’ll strategically monetize this asset, lock in the return. Will be strategically redeploying some of this asset to maximize the return on the investment. As I said, we are looking for arbitrage opportunities in the California marketplace. The two areas that we’re focusing on primarily or the LA market and San Diego market. We were very pleased with evaluation that we got. The payment consists of $7.2 million in cash and $2.8 million in the form of the 12-month promissory, no bearing, 5% interest secured by the very asset that we’re selling. So it was completely collateralized at the end of the day. That transaction’s expected to close within 90 days, pending all state local jurisdictional approvals on that side of the equation.

10

In addition to that, again, as I said earlier, the cultivation and manufacturing facilities up at Northern Nevada and Reno, Washoe County area cultivations now in full production, we have yields coming out. The product is way better than we thought it was going to be. That facility is a 100% LED. That’s why we were a little bit concerned about adapting to the new growth formula, but we’re pleased to say that we’ve exceeded our modeling expectations. Thanks again to our partnership with NuLeaf and their long history and cultivating amazing products, not only in Nevada but in California as well.

In addition to that, the manufacturing facility, we got all our final licensing as well. And so now we’re producing oils and concentrates that’s going to get full effect for us as we continue to ramp our cultivation and utilize the trim material in the leftover biomass to produce extracted products as well as buying those products on the open market. So those facilities are now in full operation, will be contributing coming into Q2, Q3 and Q4, 2019.

In addition to that, like I said, delivery and special events just to kind of rediscuss that, again, delivery, we’re going to start in Southern California, the ideology, there’s from Southern California, we migrate up to the Northern California marketplace, but there’s a big opportunity for us to really expand in Southern California and capture. I think a tremendous amount of upside, not only from revenue but gross margin as well through the delivery model that will be executing here and we’ll be doing some more public releases and updates to shareholders, as the weeks commence ahead.

So with that, it’s kind of strategic update. I’ll turn things over to Mike James, do a little bit of a deeper dive into the financials. We’ll come back, do some questions and answers and wrap up from there.

Mike James

Thank you, Derek. Good afternoon everyone. I will now provide you with the summary of the first quarter 2019 financial results. For the more detail results, please refer to the press release that we issued earlier today, which is posted on our website along with the Form-10-K, which would be filed with the Securities and Exchange Commission. In addition, please note that we compile our financial under U.S. GAAP including non-operating expenses.

For the first quarter ended March 31, 2019, we generated revenues of $7.4 million compared to approximately $8.6 million for the first quarter ended March 31, 2018, a decrease of approximately $1.3 million. The decrease was primarily due to the significant level of taxes at the state of California placed on cannabis sales which depressed the overall legal cannabis market.

11

Our gross profit margins for the first quarter ended March 31, 2019 was approximately $4 million compared to gross profit margin of $3.1 million for the first quarter ended March 31, 2018, an increase of approximately $882, 000. Our gross margin for first quarter ended March 31, 2019 was approximately 54.4% compared to approximately 36.2% for the first quarter ended March 31, 2018.

Selling, general and administrative expenses for the first quarter ended March 31, 2018 were approximately $11.8 million compared to approximately $10.3 million for three months ended March 31, 2018, an increase of approximately $1.2 million. The increase was primarily due to $1.28 million increase in stock option expense, related to employee bonuses of $320,000 increase insecurity expense, and a $230,000 increase in marketing and advertising expense offset by a $510,000 decrease in office supply expense.

The Company reported a gain on interest in joint venture of $5.6 million for the period ended March 31, 2019, as a result of its decision to restate its agreements with NuLeaf Sparks Cultivation, LLC and NuLeaf Reno Production, LLC.

We’ve realized the net operating loss attributable to Terra Tech of approximately $5.07 million or $0.05 per share for the three months ended March 31, 2019, compared to a net loss of $12.18 million or $0.19 per share for the three months ended March 31, 2018.

Now turning to the balance sheet, on March 31, 2019, the company had no short-term debt. Long term liabilities were $20.8 million as of March 31, 2019 compared to $18.3 million as of December 31, 2018.

Stockholders’ equity for the three month period-ended March 31, 2019 amounted to approximately $115.45 million, an increase of approximately $20.6 million compared to approximately $94.9 million as of December 31, 2018.

Now I’d like to turn the call back over to Phil for the question-and-answer session.

Question-and-Answer Session

A - Philip Carlson

Thanks, Mike. First question. Are there plans to expand the number of IVXX products coming out of West Grand cultivation beyond just flower?

12

Derek Peterson

Yes. Thank you, Phil for that. Yes, we are – we are definitely going back into the extract side of the equation. Everything starts with a flower at the end of the day. So our first course of action is to make sure that we’re producing top quality flower out of those two locations. The industry is getting very competitive in California and so midgrade just, it becomes commoditized and we’ve brought in some great team around the cultivation side of the equation. So we want to make sure first and foremost that we’re producing top quality flower, and then we’re releveraging back into the cart business, the vaporizing business and that type of thing. So yes, we will be having multiple skews for the IVXX or the IVXX wholesale brand.

Philip Carlson

Great. Next question. What areas of California will management be focusing on, now that the company has shifted its business strategy to expanding in the state?

Derek Peterson

Our goal again with some of the asset, these underperforming assets, sales and these non-core, operating permits that we got that we not going to utilize it. For example, we’ve got four retail permits in Santa Ana. So we’re just going to start liquidating the stuff that we’re not going to develop. We’re going to bring in that capital, and what our primary focus is, retail in LA, retail in San Diego. At the end of the day, I want to be one of the most compelling footprints in the California marketplace. I want the bay area well covered. I want LA market well covered. I think we’re going to have Orange County well covered. I think we’re going to be very differentiated in Southern California with the event center that I discussed earlier. And then in addition to that, we’re going to want a bit of penetration down in the San Diego market.

So of the $40 million, $50 million that we anticipate, and capital receiving from some of these liquidations, our preference is to utilize some of that in LA market, some of that and the San Diego market retain the rest of the capital and the company’s coffers and then exit the capital markets. But those are the two areas that we’re focusing on in California, primarily from a brick-and-mortar retail standpoint.

Philip Carlson

Next question. Last quarter management stated its plans on using $5 million from its debt facility in Q1 and Q2. Is this still the plan?

13

Derek Peterson

Yes, I mean, we still have – we still have the Reno transaction with buying out the other 50% of the Reno facility. We’re just waiting for the state to transfer the license. And then once that license transfers, we paid the remainder of the consideration. So we will do another draw down off of the financing, the $40 million financing that we announced over a year ago. And then, after that last tranche, a little bit of financing, as we come out of the summertime, then we – and we’ve conducted these assets sales, we want to migrate away from having to go back to the capital markets and issue additional shares for CapEx.

And frankly we have – we have very little CapEx left, right? So the cultivation facilities, the manufacturing facilities are the biggest suck on, on dollars, that the biggest drain on capital at the end of the day. And we worked through the majority of that. Retail facilities, I mean they cost you million, million bucks and change or so to build out depending on the size, scope and complexity. But other than that, we’re through most of our major CapEx at the end of the day.

So again, we’re going to go through the asset, what liquidation we’ll going to, hopefully deploy somewhere between $0.50 and $0.60 on the dollar to replace that revenue. And then hopefully that revenue that we bring in is more accretive being that it’s producing a better bottom line or better EBITDA performance. But we will take another draw down on the credit facility, do a little bit more finances between now, and then make sure that we’ve got enough capital to make it through the entire growth strategy that we’re trying to make it through and then finish off some of the development that we’re doing in California specifically Dyer this year as well.

Philip Carlson

Next question. Do you have any observations into how the California market is adapting to the regulations imposed by the state in 2018?

Derek Peterson

Yes. It was – it’s been a pain in the ass, right? The regulation here has been beyond challenging for every operator. You talk to any operator in California, they tell you the regulatory environment has been a pain. It’s not like other – it’s not like other states where they had no formalized infrastructure before and they just woke up one morning and they’ve got a set of regulations. Remember California had 20 years of very loose standards and it just allowed the industry to build according to how the entrepreneurial wanted to define the industry. And so not only was it the implementation of new regulation, but it was, kind of a rollback or attempt to roll back the whole regulations. And that’s been the challenge from an enforcement standpoint.

14

So the tax hurdles and those types of things have been very, very strenuous on the companies operating in the space. But the consumers are starting to learn, right. They can start to learn that the black market or gray market shop, the product coming out of there isn’t tested, it isn’t regulated and people are starting to understand, well maybe it doesn’t make sense for me to save 10 bucks at the store down the street because I might be smoking Eagle 20, and I might get cancer. So we’re trying to work not only on enforcement but from education. The industry itself is trying to do a better job of educating the consumer, buying regulated. And I think that’ll take some time, but things are getting healthier.

We’re starting to see our same store sale traffic increase. We’re starting to see our average tickets increase. Again, the regulatory environment’s always in migration, but what we are experiencing overall as a consolidated effort, we are experienced both at the state level and the municipal level is them understanding this industry needs an opportunity to grow, no pun intended, and overburden some tax and regulation is going to be caustic to the industries upside. And so they get it. Fortunately, our new Governor, Gavin Newsom understands that he’s very supportive of the industry and its growth and the job creation associated with it.

So I think we’re going to be in a good situation in California. I think if this year’s going to be a formative year from a regulatory standpoint, I think 2020 will be a very formative year from an enforcement standpoint. And then I think again, the avenues are going to open up and you’re going to see a lot of significant growth in the California marketplace. And then I would imagine globally with a lot of these companies, they’re going to be looking for other companies that have significant presences in the fifth largest economy in the world. So that’s why we’re dealing with the regulation. But we also are very active and loud voice in the adaptation of the regulations.

We spend a lot of time lobbying, working with regulators and legislators to develop, kind of what I call entrepreneurial friendly regulations at the end of day. Because without that, the industry is not going to grow to the measure that they are wanting it to grow and they’re not going to be able to collect the tax, benefits are good. They are kind of forecasting in their budgets, maybe these politicians bill budgets depending on forecasts and they are forecasting budget inflows from cannabis sales. And so they’ve got to be cognitive of that at the end of the day.

15

Philip Carlson

Next question. Are you still on track to acquire the remaining assets of the Reno Blüm location?

Derek Peterson

Yes, I just mentioned that earlier. So yes, everything’s – we’re just waiting for the state. Where we’ve all agreed on the terms. We’ve signed the definitive documents. So now to close, we literally have to wait for the state to migrate the permit over. Then we have to pay for the additional considerations and then go through some administrative work. And so we hope we’re on the tail end of that. But again, it’s at the state level, so it could be two weeks, it could be two more months. And we tried to check in as often as we can. We will let everybody know through a press release as soon as we, are able to kind of finalize and consummate the closure of that transaction.

Philip Carlson

Next question. What is the status of the cultivation manufacturing and distribution capabilities at the Santa Ana locations?

Derek Peterson

Yes, so good question. So the first thing we’re getting up and running as the retail facility, that’s the quickest, easiest, most accretive for us out of the gate. Number two, is going to be the event center because we think we can create a significant amount of revenue and upside for us and other business segments at that facility by driving traffic. So those are the first two pieces, over and above that we’re not jumping back into the cultivation and manufacturing bill, just yet, because we want to stay out of the capital markets and I don’t want to have to spend another $10 million to $15 million at this market cap level to develop those sides. We have enough organic growth with the footprint that we have right now in the company. And so we want to execute on the transformative business strategy that I laid out in the beginning of this call.

And then as we get to the tail end of the year, we hope that we’ve closed the gap between what our true intrinsic value is at the end of the day versus what the market was, kind of currently calculating for us. And once we can close that gap, we’re happy to go back and leverage the capital markets if we feel as though that will bring additional value to our shareholders. But we’re being a little bit conservative on that front right now. Again, we can double the revenue run rate from where we are today between where we’re going by the end of the year with not a lot of additional CapEx, and I think our shareholders are looking for some upside and we’re cognizant of that. And so I don’t want to go back and start to dilute with major CapEx projects until we get these ones fully contributing, not only to top line revenue but from EBITDA standpoint as well.

16

So stay tuned on that. We’re going to pivot, will be aggressive when we – when we have the ability to be aggressive, be conservative when we have the necessity to be conservative. And right now, we have a bit of a necessity to be conservative. And I think what people will see over time as wow, they just brought in $40 million to 50 million in additional capital off of selling a handful of permits, which is, right now anywhere from 60% to 70% of our market cap. So, I think people will begin to understand that there’s a complete another dislocation between the true intrinsic value of what we could get out of the company. We liquidated everything today versus where we’re trading. And so we don’t want to do anything this year that detracts from opening up in the operating entities that I outlined at the beginning of the call. And maintaining the commitments to share holders that gross margin, revenue run rate and leaving the capital markets coming into Q3 and Q4 of 2019.

Philip Carlson

Next question. Where do you see the company in January, 2020? In terms of revenue and footprint?

Derek Peterson

Great. That’s a good question. For revenue is either we want to hit that target and be it, coming into a $65 call it, $65 million run rate coming into January of 2019 or 2020. But what I want the company to look like at that point is I want a nice distributed retail footprint in those key markets that I outlined. We have Oakland, San Leandro, Los Angeles, Orange County, and San Diego. We want to make sure each one of those locations has great visibility, great foot traffic and great presence. No more back alley industrial zone stores for us anymore. We know those stores are $3 million to $4 million stores. We know the high profile stores or $10 million to $15 million stores. So, okay it get smarter about our location. We always have a good – number one store and you always have a number one whatever store and we know what they carry the same products.

They carry the same skew, they have the same pricing. So there is a tremendous amount of science that comes down to location, location, location, and we’ve really done a good job of educating ourselves around that. So our focus is to make absolute certain, we’ve got locations in those key markets that I just outlined. In addition to that, we have high profile locations in those key markets. So that’s the retail footprint. We want to be producing, talk to your flowers, sold through our stores and other retail stores in California, as well as additional products through the IVXX or IVXX wholesale brand. And we’ll have that achieved by the implementation of the cultivation footprint, that we’re rolling out here in the next quarter as well.

17

So that’s what we want the California footprint to look like. The Nevada footprint. One of our core focuses is going to be, increasing the wholesale production on that side of the equation. For those that haven’t paid attention, Nevada is issuing a tremendous amount of additional retail permits. So we’re going to see a lot more stores in the Nevada marketplace than we’ve experienced in the past. You know, not always the best for retailers, but I think there’s enough tourism there to, to ultimately keep significant revenue coming through their brick-and-mortar retail stores. But I think there’s going to be a tremendous opportunity in a market that has scarcity issues because they don’t have any giant outdoor growth and light depth growth like they have in the California marketplace.

So I think the whole sale activity in the Nevada market place is going to be extremely attractive in the coming years. And so one of our focuses is to continue to expand the wholesale side of the equation and the Nevada marketplace. And we’re looking for potential M&A’s. There’s a couple of great companies that haven’t been scooped up yet, the Nevada of marketplace that have unbelievable genetics and that type of thing. So less kind of our focus for, rolling into the January 2020, great retail footprint in California, great wholesale footprint in California, excellent wholesale footprint in Nevada marketplace. Those are our kind of two primary motivations.

If we can have the company there, doing over $60 million in revenue coming into the end of the year with a clean cap table, no warrant coverage, no crazy debt instruments, no weird preferred shares, common shareholders. I think we could see some significant upside. And I think if we’re in a position where we’re not getting the intrinsic value and we’ve got $30 million to $35 million left in cash. We’ll buy back our own stock if we feel like that’s the most creative use of our capital. We’re not. If the – if the market’s not understanding the dislocation between our true value in the public markets value, we’ll figure that out for them.

So the whole goal of this is to get all this non dilutive capital, and replaced the revenue for pennies on the dollar. Use the remainder of that capital to finish off these additional projects, increase gross margin, increase EBITDA performance, so we don’t have a significant burn. And then we’ll be in a position with this additional capital to utilize it in the most important fashion that we see fit. So that’s the goal. That’s the objective for this year, and that’s entirely what we’re focused on right now. Can I think you’re going see a tremendous amount of information coming out over the next 60 days in terms of us progressing on those objectives. Sorry to be so long-winded.

18

Philip Carlson

Thank you, Derek. I’m actually going to turn the call back over to you for your closing comments.

Derek Peterson

All right. Okay. So that’s it. Again everybody, thank you. We want to – a couple of bullet points. We want to be one of the healthiest companies. We know we’re not going to be the biggest, but we want to be one of the healthiest and one of the most important markets. We’re executing on our growth strategy in California. I just told you what it was, retail, exposure in those key markets, as well as pushing the wholesale brand. We’re advancing our plants, unlock value from certain assets in Nevada, primarily cultivation and manufacturing. We’re looking for additional M&A for expansion of the wholesale brand in the Nevada marketplace. And we’re pleased to start the year. And expect results of aggressively improved throughout the year. We’re thrilled with the gross margin expansion in Q1. We’re thrilled with the equity value to go up $20 million to $115 million. We’re aiming for that $63.3 million run rate in Q4 2019.

And with that, I’d like to say, thank you for everybody who took the time to listen to the call today on behalf of management, the board of directors and our audit team. I want to say how thankful I am for putting together another great audit, another great quarter for us. And for those of you don’t know, we’re an accelerated filer, we have a very short shot clock. As a small company, we basically have to meet, exchange standards from filing timelines and we’re also now SOX compliance, Sarbanes-Oxley. I think we’re the only MSOs out there, that’s SOX compliant at the end of the day. And that is all a huge strain on our resources internally. So, I want to thank our auditing team and SOX team for another great quarter, and having everything itemized and having a very smooth transition to this queue coming out.

So thank you everybody. We look forward to progressing in putting out more information over the coming weeks, as we kind of execute on our strategic transformative plan for 2019. Take care everybody.

19